For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #07-03
Waste Management Announces Fourth Quarter and Full Year 2006 Earnings
Company Generates Cash from Operations of $675 Million for Fourth Quarter and $2.54 Billion for Full Year 2006

HOUSTON — February 8, 2007 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its fourth quarter and for the year ended December 31, 2006. Revenues for the quarter were $3.28 billion compared with $3.37 billion in the year ago period. Net income for the quarter was $246 million, or $0.46 per diluted share, compared with $290 million, or $0.52 per diluted share, for the fourth quarter 2005.
For the full year 2006, the Company reported revenues of $13.36 billion compared with $13.07 billion in 2005. Net income for the year was $1.15 billion, or $2.10 per diluted share, compared with $1.18 billion, or $2.09 per diluted share for the year 2005.
The Company noted several items that impacted the results in the current and prior years’ fourth quarters. Excluding these items, net income would have been $252 million, or $0.47 per diluted share, in the fourth quarter of 2006 compared with $255 million, or $0.46 per diluted share, in the prior year quarter. Income from operations as a percent of revenue, as adjusted for these items, increased 30 basis points to 15.4% in the current year’s quarter compared with the prior year’s quarter.(a) Results in the current quarter included:
•	After tax charges of $24 million for asset impairments and unusual items due principally to a charge which resulted from the resolution of a buyer’s claim regarding the value of assets sold in a year 2000 transaction and an asset impairment charge at a closed landfill; partially offset by gains from the divestiture of operations.
•	An $18 million benefit in net income resulting primarily from favorable income tax audit settlements and an adjustment to deferred tax liabilities resulting from the reduction of our effective state tax rate.
Results in the prior year quarter included:
•	A $43 million reduction in income tax expense resulting primarily from favorable income tax audit settlements and an adjustment to deferred tax liabilities arising from the reduction in our effective state income tax rate.

•	After-tax charges of $8 million related to asset impairments and unusual items due principally to an asset impairment charge at a landfill and the impairment of two software applications; partially offset by a gain from the divestiture of operations.
“Our solid performance in the fourth quarter completed an excellent year in which we exceeded our internal expectations for earnings growth, margin expansion, and free cash flow. In the fourth quarter, we again expanded our margins and generated higher net cash from operating activities,” said David P. Steiner, Chief Executive Officer of Waste Management. “Our internal revenue growth from yield on base business increased 2.9% in the fourth quarter of this year, which indicates that our pricing excellence initiatives continue to positively impact our financial performance. We lowered our operating costs by $105 million, which contributed to the 140 basis point reduction in our operating costs as a percent of revenue.
“Our ability to generate strong free cash flow and return it to our shareholders remains a cornerstone of our financial objectives. We generated $675 million in net cash from operating activities and $212 million of free cash flow during the quarter. For the year, we produced over $2.5 billion in net cash from operating activities and over $1.4 billion of free cash flow. Our full year free cash flow exceeded the high end of our projection due mainly to strong operating earnings, improved working capital and lower than expected capital expenditures. In 2006, we returned to our shareholders over $1.5 billion in cash, which was comprised of share repurchases of $1.07 billion and cash dividends of $476 million.”
Steiner continued, “Internal revenue growth due to volumes declined by 4.4% during the fourth quarter of 2006 due to the combination of lower hurricane clean-up volumes, 1.3 fewer workdays and lower non-core revenues in this year’s quarter. Absent these three factors, internal revenue growth due to volumes fell by 1.5%. This volume loss occurred primarily in our collection lines of business, which was again driven by our strategy to price our services to achieve acceptable margins and returns on capital. This strategy continued to produce positive results during the fourth quarter as income from operations and margins increased in our commercial, industrial and residential collection lines of business.”
Key Highlights for the Fourth Quarter and the Full Year 2006
•	Income from operations as a percent of revenue, adjusted for the divestitures, asset impairments and unusual items, restructuring and non-recurring charges noted in our quarterly earnings releases, was 15.5% for the full year 2006, a 130 basis point improvement when compared with 2005 results on the same basis.
•	Operating expenses declined by $105 million, or 4.7%, to $2.11 billion in the fourth quarter of 2006. As a percent of revenue, operating expenses fell to 64.2% during the current year quarter, which is a 140 basis point improvement compared with the prior year quarter. For the full year 2006, operating expenses were 64.3% of revenue, which is a 170 basis point improvement when compared with 2005.
•	Net cash provided by operating activities of $675 million in the quarter and $2.54 billion for the full year.
•	Free cash flow of $212 million in the quarter and $1.45 billion for the full year.
•	Internal revenue growth on base business due to yield increased 2.9% for the fourth quarter of 2006. This excludes the impact of our fuel surcharge revenue, which declined 0.1% during the quarter. For the full year, internal revenue growth on base business due to yield increased 3.6%. This excludes the impact of our fuel surcharge revenue, which increased 0.9% for the full year 2006.
•	Internal revenue growth from volumes decreased 4.4% for the fourth quarter of 2006. Fourth quarter 2005 revenue included approximately $50 million in hurricane clean-up work. This did not repeat in 2006 and caused 1.5% of the reduction in revenue due to volumes. The combination of 1.3 fewer workdays and lower non-core volumes contributed about $45 million, or 1.4%, to the decline. The remaining 1.5% decline in internal revenue growth from volumes was caused principally by lower volumes in all three collection lines of business, an expected result from our pricing excellence initiatives. For the full year 2006, internal revenue growth from volumes decreased 1.4%.
•	Divestitures net of acquisitions caused a 1.5% decline in revenues in the quarter. Through today, operations with over $325 million in annual revenue have been divested as part of the previously announced divestiture program.
•	Capital expenditures of $547 million in the quarter and $1.37 billion for the full year.
•	$256 million returned to shareholders during the quarter, consisting of $138 million in common stock repurchases, or 3.5 million shares, and $118 million in cash dividends. For the full year, repurchases of common stock totaled $1.07 billion, or nearly 31 million shares. Dividends paid totaled $476 million for the full year. For the full year, we returned over $1.5 billion to shareholders.
•	The effective tax rate in the quarter, adjusted for the non-recurring items noted above, was 29.6%.
Steiner continued, “We produced excellent financial results throughout 2006 and laid a foundation on which we will build during 2007. We remain committed to our financial goals of growing earnings, expanding our operating margins, increasing our return on invested capital, and generating strong free cash flow which we intend to return to our shareholders in the form of cash dividend payments and share repurchases. We will accomplish these objectives by leveraging the same operating strategies that we followed in 2006.
“We expect that our pricing excellence programs will continue to drive value across all of our lines of business and we are expanding our pricing initiatives at our landfills and transfer stations. We also expect our account profitability analysis to lead to improved pricing and cost management across the commercial segment of our collection business. We plan to continue to improve our performance in the areas of productivity, maintenance and safety, with a goal of lowering our operating costs as a percent of revenue. We have plans to deploy our new revenue management system, an investment that is expected to improve the long-term performance of the Company. We will also continue to divest underperforming or non-strategic businesses.
“We enter 2007 amidst an economic environment that is showing modest growth but at a slower pace than we saw in 2006. We expect economic growth to accelerate in the last half of 2007. And as we saw in 2006, we project that our internal revenue growth will be driven by our pricing excellence initiatives. Along with operational improvements and divestitures, we expect this will lead to a significant expansion in our income from operations as a percent of revenue during 2007. As a result, we expect to grow our full-year earnings per diluted share by approximately 8 to 10% during 2007, or within a range of $1.96 to $2.00, when compared to our full-year 2006 results of $1.81 per diluted share as adjusted for the non-recurring items noted in our press releases.”

2007 Outlook
The Company also announced the following in regard to its financial outlook for 2007:
•	Income from operations as a percent of revenue projected to increase over 100 basis points, with selling, general and administrative expenses increasing due to higher expenses related to the implementation of our new revenue management system, process improvement initiatives and our long-term incentive plan; offset by continued operating cost improvements and internal revenue growth from yield in excess of CPI.
•	Free cash flow projected to be within a range of $1.3 to $1.4 billion. Capital expenditures expected to be within a range of $1.25 to $1.35 billion.
•	Expected payment of $0.96 per share in dividends over the course of the year, at an approximate cash cost of $510 million. Projected share repurchases of up to $690 million. Due to our expected free cash flow in 2007 and strong year-end 2006 cash balances and short-term investments, up to an additional $700 million may be allocated to the retirement of debt, acquisition or other business opportunities, or additional share repurchases.

(a) This earnings release contains net income, earnings per share, income from operations as a percentage of revenue and effective tax rate, each as adjusted to exclude the impact of certain unusual, non-recurring or otherwise non-operational items. These are non-GAAP measures as defined in Regulation G of the Securities Exchange Act of 1934, as amended, and are not intended to replace the most comparable GAAP measures that are also presented in this press release. The Company reports its financial results in compliance with GAAP, but believes that also providing non-GAAP measures provides investors additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance. The Company also discloses its free cash flow and free cash flow forecast, which are non-GAAP measures. The Company defines free cash flow as:
· Net cash provided by operating activities
· Less, capital expenditures
· Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison. The Company includes the non-GAAP financial measure of free cash flow in its disclosures because it uses that measure in the management of its business and because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, its scheduled debt reduction and the payment of dividends.
Quantitative reconciliations of each of the non-GAAP measures presented herein to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time, 9:00 a.m. Central time, and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “4Q2006 Earnings Report Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 5597641.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 11:00 a.m. Central time on February 8th through 5:00 p.m. Central time on February 22nd. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 5597641.
Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Our subsidiaries provide collection, transfer, recycling and resource recovery, and disposal services. We are also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. Our customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2007 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;
•	we may be unable to maintain or expand margins if we are unable to control costs;
•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases; passing on increased costs to our customers; and divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenues and margins;
•	weather conditions cause our quarter—to-quarter results to fluctuate, and extremely harsh weather or natural disasters may cause us to temporarily shut down operations;
•	inflation and resulting higher interest rates as well as other general and local economic conditions may negatively affect the volumes of waste generated, our financing costs and other expenses;
•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;
•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;
•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;
•	limitations or bans on disposal or transportation of out-of-state or cross-border waste or certain categories of waste can increase our expenses and reduce our revenues;
•	fuel price increases or fuel supply shortages may increase our expenses, including our tax expense if Section 45K credits are phased out due to continued high crude oil prices, or restrict our ability to operate;

•	increased costs to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;
•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;
•	fluctuating commodity prices may have negative effects on our operating revenues and expenses;
•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;
•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have been chosen to be represented by unions, which could lead to union-initiated work stoppages, including strikes, which could adversely affect our results of operations and cash flows;
•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;
•	problems with the operation of our current information technology or the development and deployment of new information systems may decrease our efficiencies and increase our costs to operate;
•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and
•	we may reduce or eliminate our dividend or share repurchase program or we may need to raise additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and we may not be able to obtain any needed capital on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,
	2006	2005

Operating revenues	$3,283	$3,372

Costs and expenses:
Operating	2,107	2,212
Selling, general and administrative	348	324
Depreciation and amortization	321	325
Restructuring	—	1
Expense from divestitures, asset impairments and unusual items	35	11

	2,811	2,873

Income from operations	472	499

Other income (expense):
Interest expense	(133)	(127)
Interest income	16	11
Equity in net losses of unconsolidated entities	(18)	(28)
Minority interest	(11)	(15)
Other, net	(1)	1

	(147)	(158)

Income before income taxes	325	341
Provision for income taxes	79	51

Net income	$246	$290

Basic earnings per common share	$0.46	$0.53

Diluted earnings per common share	$0.46	$0.52

Basic common shares outstanding	534.4	552.1

Diluted common shares outstanding	539.8	555.8

Cash dividends declared per common share (2005 includes $0.22 paid in 2006)	$0.22	$0.42

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended December 31,
	2006	2005
EPS Calculation:

Net income	$246	$290

Number of common shares outstanding at end of period	533.7	552.3
Effect of using weighted average common shares outstanding	0.7	(0.2)

Weighted average basic common shares outstanding	534.4	552.1
Dilutive effect of equity-based compensation awards and warrants	5.4	3.7

Weighted average diluted common shares outstanding	539.8	555.8

Basic earnings per common share	$0.46	$0.53

Diluted earnings per common share	$0.46	$0.52

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2006	2005

Operating revenues	$13,363	$13,074

Costs and expenses:
Operating	8,587	8,631
Selling, general and administrative	1,388	1,276
Depreciation and amortization	1,334	1,361
Restructuring	—	28
Expense from divestitures, asset impairments and unusual items	25	68

	11,334	11,364

Income from operations	2,029	1,710

Other income (expense):
Interest expense	(545)	(496)
Interest income	69	31
Equity in net losses of unconsolidated entities	(36)	(107)
Minority interest	(44)	(48)
Other, net	1	2

	(555)	(618)

Income before income taxes	1,474	1,092
Provision for (benefit from) income taxes	325	(90)

Net income	$1,149	$1,182

Basic earnings per common share	$2.13	$2.11

Diluted earnings per common share	$2.10	$2.09

Basic common shares outstanding	540.4	561.5

Diluted common shares outstanding	546.1	565.1

Cash dividends declared per common share (2005 includes $0.22 paid in 2006)	$0.66	$1.02

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Years Ended December 31,
	2006	2005
EPS Calculation:

Net income	$1,149	$1,182

Number of common shares outstanding at end of period	533.7	552.3
Effect of using weighted average common shares outstanding	6.7	9.2

Weighted average basic common shares outstanding	540.4	561.5
Dilutive effect of equity-based compensation awards and warrants	5.7	3.6

Weighted average diluted common shares outstanding	546.1	565.1

Basic earnings per common share	$2.13	$2.11

Diluted earnings per common share	$2.10	$2.09

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	December 31,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$614	$666
Receivables, net	1,858	2,004
Other	710	781

Total current assets	3,182	3,451

Property and equipment, net	11,179	11,221
Goodwill	5,292	5,364
Other intangible assets, net	121	150
Other assets	826	949

Total assets	$20,600	$21,135

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,446	$2,735
Current portion of long-term debt	822	522

Total current liabilities	3,268	3,257

Long-term debt, less current portion	7,495	8,165
Other liabilities	3,340	3,311

Total liabilities	14,103	14,733

Minority interest in subsidiaries and variable interest entities	275	281
Stockholders’ equity	6,222	6,121

Total liabilities and stockholders’ equity	$20,600	$21,135

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$1,149	$1,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,334	1,361
Other	76	167
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(19)	(319)

Net cash provided by operating activities	2,540	2,391

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(32)	(142)
Capital expenditures	(1,329)	(1,180)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	240	194
Purchases of short-term investments	(3,001)	(1,079)
Proceeds from sales of short-term investments	3,123	784
Net receipts from restricted trust and escrow accounts, and other	211	361

Net cash used in investing activities	(788)	(1,062)

Cash flows from financing activities:
New borrowings	432	365
Debt repayments	(932)	(376)
Common stock repurchases	(1,072)	(706)
Cash dividends	(476)	(449)
Exercise of common stock options and warrants	295	129
Other, net	(50)	(53)

Net cash used in financing activities	(1,803)	(1,090)

Effect of exchange rate changes on cash and cash equivalents	(1)	3

Increase (decrease) in cash and cash equivalents	(52)	242
Cash and cash equivalents at beginning of period	666	424

Cash and cash equivalents at end of period	$614	$666

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2006	2006	2005
Operating Revenues by Lines of Business

Collection	$2,176	$2,251	$2,209
Landfill	775	838	806
Transfer	433	469	444
Wheelabrator	225	233	232
Recycling and other	260	278	289
Intercompany (a)	(586)	(628)	(608)

Operating revenues	$3,283	$3,441	$3,372

Internal Growth of Operating Revenues from Comparable Prior Periods

Internal growth	-1.3%	2.8%	4.7%
Less: Yield changes due to recycling commodities, electricity (IPP), fuel surcharge and mandated fees	0.2%	1.0%	1.1%

Adjusted internal growth	-1.5%	1.8%	3.6%

Acquisition Summary (b)

Gross annualized revenue acquired	$—	$4	$10

Total consideration	$—	$3	$21

Cash paid for acquisitions	$—	$2	$10

Recycling Segment Supplemental Data (c)

Operating revenues	$182	$194	$198

Operating expenses	$160	$168	$171

	Quarters Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Free Cash Flow Analysis (d)

Net cash provided by operating activities	$675	$665	$2,540	$2,391
Capital expenditures	(505)	(415)	(1,329)	(1,180)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	42	36	240	194

Free cash flow	$212	$286	$1,451	$1,405

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2006	2006	2005
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$798	$1,078	$966

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,317	$8,642	$8,687
Total equity	6,222	6,160	6,121

Total capital	$14,539	$14,802	$14,808

Debt-to-total capital	57.2%	58.4%	58.7%

Capitalized interest	$7	$5	$5

Other Operational Data

Internalization of waste, based on disposal costs	66.7%	67.0%	66.3%

Total landfill disposal volumes (tons in millions)	29.9	32.8	31.7
Total waste-to-energy disposal volumes (tons in millions)	2.0	2.1	2.1

Total disposal volumes (tons in millions)	31.9	34.9	33.8

Active landfills	283	286	283

Landfills reporting volume	264	267	262

Amortization and SFAS No. 143 Expenses for
Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$98.6	$108.7	$101.2
Amortization expense related to SFAS No. 143 obligations	11.2	19.6	9.6

Total amortization expense (b) (c)	109.8	128.3	110.8
Accretion and other related expense	18.4	17.7	14.5

Landfill amortization, accretion and other related expense	$128.2	$146.0	$125.3

(a)	The quarters ended December 31, 2006, September 30, 2006, and December 31, 2005 include short-term investments available for use of $184 million, $332 million, and $300 million, respectively.

(b)	The quarter ended December 31, 2006, as compared to the quarter ended September 30, 2006, reflects a reduction in amortization expense of $10.3 million due to seasonal reduction in landfill volumes. Additionally, there was a reduction of $6.4 million in amortization expense in the fourth quarter 2006, primarily due to changes in final capping estimates resulting from our annual landfill review process.

(c)	Reflected in the December 31, 2005 results is a reduction in landfill amortization expense of $12.4 million. This reduction relates primarily to adjustments to our fully accrued landfill final capping obligations and are a result of fourth quarter event-driven changes as well as changes in certain estimates resulting from our annual landfill review process.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	December 31, 2006		December 31, 2005
Adjusted Net income and Diluted Earnings Per Share	After-tax Amount	Per Share Amount	After-tax Amount	Per Share Amount
Net income and Diluted EPS, as reported	$246	$0.46	$290	$0.52

Adjustments to Net income and Diluted EPS:
Expense from divestitures, asset impairments and unusual items	24	0.04	8	0.01
Income tax audit settlements	(10)	(0.02)	(23)	(0.04)
Benefit from reduction of estimated effective tax rate and other tax items	(8)	(0.01)	(20)	(0.03)

Net income and Diluted EPS, as adjusted	$252	$0.47	$255	$0.46

	Quarters Ended		Years Ended
Adjusted Income from Operations as a	December 31,		December 31,
percent of Revenue	2006	2005	2006	2005
As reported:
Operating revenues	$3,283	$3,372	$13,363	$13,074
Income from operations	$472	$499	$2,029	$1,710

Income from Operations as a percent of Revenue	14.4%	14.8%	15.2%	13.1%

Adjustments to Income from Operations:
Expense from divestitures, asset impairments and unusual items	$35	$11	$27	$77
Restructuring	—	—	—	27
Additional landfill amortization expense	—	—	—	22
Unclaimed property charge	—	—	19	—
Strike costs and accelerated expenses for retirement-eligible employees under our new long-term incentive plan	—	—	—	14
Selling, general and administrative costs incurred related to income tax settlements	—	—	1	—

As adjusted:
Operating revenues	$3,283	$3,372	$13,363	$13,074
Income from operations	$507	$510	$2,076	$1,850

Adjusted Income from Operations as a percent of Revenue	15.4%	15.1%	15.5%	14.2%

Full Year 2007 Free Cash Flow Reconciliation Schedules (a)
	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,300	$2,600
Capital expenditures	(1,250)	(1,350)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	250	150

Free cash flow	$1,300	$1,400

(a)	The table above illustrates two scenarios that would result in Free Cash flow meeting the ends of our projected Free Cash flow range. Other than the range of capital expenditures, which is forecast in the press release, the amounts used in the reconciliation are not necessarily indicative of our expectations for those amounts.

(9)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

		Quarter Ended
	December 31, 2006
Adjusted effective tax rate	Pre-tax Income	Tax Expense	Effective Tax Rate
As reported amounts	$325	$79	24.3%

Adjustments to Pre-tax income and Tax expense:
Expense from divestitures, asset impairments and unusual items	35	11
Income tax audit settlements, including related interest income, and benefit from reduction of estimated effective tax rate	(2)	16

As adjusted amounts	$358	$106	29.6%

	Year Ended
	December 31, 2006
Adjusted Net income and Diluted Earnings Per Share	After-tax Amount	Per Share Amount
Net income and Diluted EPS, as reported	$1,149	$2.10

Adjustments to Net income and Diluted EPS:
Expense from divestitures, asset impairments and unusual items	25	0.05
Unclaimed property charge	12	0.02
Income tax audit settlements and other tax items	(195)	(0.36)

Net income and Diluted EPS, as adjusted	$991	$1.81

(10)